                                              Exhibit 99.1

Investor Contact: Katie Reinsmidt, Director of Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES REPORTS

THIRD QUARTER RESULTS

•	FFO per share increased 7.9% to $0.82 in the third quarter.
•	Total revenues increased 12.5% during the third quarter.
•	Portfolio occupancy unchanged from the prior year at 92.4% as of September 30, 2008, excluding centers acquired in 2007.
•	Board declares quarterly cash dividend of $0.37 per share for the quarter ended December 31, 2008.

CHATTANOOGA, Tenn. (November 4, 2008) – CBL & Associates Properties, Inc. (NYSE:CBL) announced results for the third quarter ended September 30, 2008. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure is located at the end of this news release.

Net income available to common shareholders for the third quarter ended September 30, 2008, was $3,985,000, or $0.06 per diluted share, compared with $17,088,000, or $0.26 per diluted share for the prior-year period. Net income available to common shareholders for the nine months ended September 30, 2008, was $19,823,000, or $0.30 per diluted share, compared with $45,954,000, or $0.70 per diluted share, for the nine months ended September 30, 2007.

Net income available to common shareholders for the third quarter ended September 30, 2008, declined by $13,103,000, primarily due to higher depreciation and interest expense, a higher income tax provision, and a non-cash write-down of marketable securities, collectively comprising $22,073,000, after adjustment for minority interest. This was partially offset by fee income of $5,726,000, after adjustment for minority interest, collected from affiliates of Centro, related to the Galileo transaction in 2005.

Funds from Operations (“FFO”) allocable to common shareholders for the third quarter ended September 30, 2008, was $54,209,000, or $0.82 per diluted share, compared with $49,697,000, or $0.76 per diluted share, for the prior-year period, representing an increase of 7.9% on a per share basis. FFO allocable to common shareholders was $160,159,000, or $2.42 per diluted share, for the nine months ended September 30, 2008, compared with $149,094,000, or $2.27 per diluted share, for the nine months ended September 30, 2007.

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CBL Reports Third Quarter Results

November 4, 2008

FFO per share for the third quarter and nine months ended September 30, 2008, included FFO from properties acquired in the fourth quarter 2007, fee income of $8,000,000 collected from affiliates of Centro, offset by a $5,778,000 write-down of marketable securities and a higher income tax provision.

FFO of the operating partnership for the third quarter ended September 30, 2008, was $95,775,000, compared with $88,209,000 for the third quarter ended September 30, 2007, representing an increase of 8.6%. FFO of the operating partnership for the nine months ended September 30, 2008, was $283,066,000, compared with $264,914,000 for the nine months ended September 30, 2007.

HIGHLIGHTS

•

Total revenues increased 12.5% during the third quarter ended September 30, 2008, to $282,480,000 from $250,999,000 in the prior-year period. Total revenues increased 11.2% in the nine months ended September 30, 2008 to $830,104,000 from $746,306,000 in the comparable period a year ago.

•

Same-center net operating income (“NOI”) for the portfolio for the quarter and nine months ended September 30, 2008, declined 1.6% and 1.0% respectively, compared with increases of 0.9% and a 0.4%, respectively, for the prior-year periods.

•

Same-store sales for mall tenants of 10,000 square feet or less for stabilized malls as of September 30, 2008, declined 3.0% to $339 per square foot compared with $350 per square foot in the prior year period.

•

The debt-to-total-market capitalization ratio as of September 30, 2008, was 71.2% based on the common stock closing price of $20.08 and a fully converted common stock share count of 116,972,000 shares as of the same date. The debt-to-total-market capitalization ratio as of September 30, 2007, was 54.3% based on the common stock closing price of $35.05 and a fully converted common stock share count of 116,348,000 shares as of the same date.

•

Consolidated and unconsolidated variable rate debt of $1,645,225,000 represents 17.9% of the total market capitalization for the Company and 25.2% of the Company's share of total consolidated and unconsolidated debt.

CBL’s Chairman and Chief Executive Officer, Charles B. Lebovitz, said, “Throughout CBL’s 30 years, we have consistently executed a strategy based on financial discipline, proactive management and leasing at our properties and excellent relationships with retailers and financial partners alike. These same disciplines apply even more today in light of the market’s emphasis on liquidity, the challenges in the real estate capital markets and worries about a consumer-led recession. We have faced these challenges before and are confident that we have the expertise and resources to successfully overcome them.

“We always treat our capital as a precious commodity, and will be pursuing every means at our disposal to ensure that we protect our shareholders’ long-term investment with us. As announced earlier today, the Board of Directors has approved a reduction in our current dividend rate. We believe this is a prudent and appropriate step given the continued volatility in the marketplace and the increased focus on access to capital. The excess free cash flow this reduction creates will serve to further bolster the strength of our balance sheet and enhance our financial flexibility.”

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CBL Reports Third Quarter Results

November 4, 2008

PORTFOLIO OCCUPANCY
September 30,
2008	2007
Portfolio occupancy	92.2%*	92.4%
Mall portfolio	91.8%	92.8%
Stabilized malls	92.1%	93.2%
Non-stabilized malls	87.2%	85.5%
Associated centers	95.1%	92.0%
Community centers	92.1%	85.5%

*Portfolio occupancy excluding centers acquired in 2007 was 92.4% as of September 30, 2008 compared with 92.4% as of September 30, 2007.

DIVIDEND

Today CBL announced a revision to its common dividend rate. The continuing volatility in the financial markets and the challenges in the general economy have further increased the Company’s focus on further maximizing financial flexibility. As a result, the Company’s Board of Directors has declared a quarterly cash dividend for the Company's Common Stock of $0.37 per share for the quarter ending December 31, 2008. The dividend is payable on January 14, 2009, to shareholders of record as of December 30, 2008. The quarterly cash dividend equates to an annual dividend of $1.48 per share compared with the previous annual dividend of $2.18 per share. The reduction in the dividend rate should generate additional free cash flow of approximately $80.0 million on an annual basis.

DISPOSITIONS

In August 2008, CBL completed the sale of New Garden Crossing, a community center in Greensboro, NC, for $19.5 million. Year-to-date, CBL has sold seven community centers and one office building for $52.5 million.

FINANCING

During the third quarter, CBL announced $288.1 million of new financings. CBL used a portion of the proceeds from the financings to pay off the existing $84.6 million loan secured by Meridian Mall in Okemos, MI. These financings address all of CBL’s remaining maturities for 2008. CBL also announced a commitment for a new $85.0 million term loan secured by Meridian Mall in Lansing, MI. Subsequent to the quarter end, CBL entered into a revised $82.9 million commitment for the term loan secured by Meridian Mall. CBL anticipates closing an initial $40.0 million loan within the next 30 days. As additional participants are secured, the loan balance will increase up to $82.9 million.

CBL primarily utilizes non-recourse, property specific debt. Excluding maturities with available extension options, CBL has $309.6 million of non-recourse, property specific debt maturing throughout 2009 as well as an $18.8 million term loan. CBL has no other maturities in 2009.

OUTLOOK AND GUIDANCE

Based on today's outlook and the Company's third quarter results the Company is maintaining guidance for 2008 FFO at the lower end of the $3.46 to $3.56 per share range. The full year guidance assumes $0.12 to $0.16 of outparcel sales and same-center NOI growth in the range of (2.0%) to (1.0%), excluding the impact of lease

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CBL Reports Third Quarter Results

November 4, 2008

termination fees from both applicable periods. The guidance excludes the impact of any future unannounced acquisitions or dispositions. The Company expects to update its annual guidance after each quarter's results.

Low	High

Expected diluted earnings per common share	$0.61	$0.70
Adjust to fully converted shares from common shares	(0.26)	(0.30)
Expected earnings per diluted, fully converted common share	0.35	0.40
Add: depreciation and amortization	2.89	2.89
Less: gain on disposal of discontinued operations	(0.03)	(0.03)
Add: minority interest in earnings of Operating Partnership	0.25	0.30

Expected FFO per diluted, fully converted common share	$3.46	$3.56

INVESTOR CONFERENCE CALL AND SIMULCAST

CBL & Associates Properties, Inc. will conduct a conference call at 11:00 a.m. ET on Wednesday, November 5, 2008, to discuss the third quarter results. The number to call for this interactive teleconference is (303) 262-2130. A seven-day replay of the conference call will be available by dialing (303) 590-3000 and entering the passcode 11111001#. A transcript of the Company's prepared remarks will be furnished on a Form 8-K following the conference call.

To receive the CBL & Associates Properties, Inc., third quarter earnings release and supplemental information please visit our website at cblproperties.com or contact Investor Relations at 423-490-8312.

The Company will also provide an online Web simulcast and rebroadcast of its 2008 third quarter earnings release conference call. The live broadcast of CBL's quarterly conference call will be available online at the Company's Web site at cblproperties.com, as well as www.streetevents.com and www.earnings.com, on November 5, 2008, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through November 12, 2008.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 159 properties, including 87 regional malls/open-air centers. The properties are located in 27 states and total 84.7 million square feet including 2.2 million square feet of non-owned shopping centers managed for third parties. CBL currently has ten projects under construction totaling 3.6 million square feet including Settlers Ridge in Pittsburgh, PA; The Pavilion at Port Orange in Port Orange, FL; Hammock Landing in West Melbourne, FL; The Promenade in D’Iberville, MS; two lifestyle/associated centers, and four expansions/redevelopments. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas, TX, and St. Louis, MO. Additional information can be found at cblproperties.com.

NON-GAAP FINANCIAL MEASURES

Funds From Operations

FFO is a widely used measure of the operating performance of real estate companies that supplements net income determined in accordance with GAAP. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and minority interests. Adjustments for unconsolidated partnerships and joint ventures and minority interests are calculated on the same basis. The Company defines FFO allocable to common shareholders as defined above by NAREIT less dividends on preferred stock. The Company’s method of calculating FFO allocable to common shareholders may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

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CBL Reports Third Quarter Results

November 4, 2008

The Company believes that FFO provides an additional indicator of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, the Company believes that FFO enhances investors’ understanding of its operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of the Company’s properties and interest rates, but also by its capital structure.

The Company presents both FFO of its operating partnership and FFO allocable to common shareholders, as it believes that both are useful performance measures. The Company believes FFO of its operating partnership is a useful performance measure since it conducts substantially all of its business through its operating partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the minority interest in the operating partnership. The Company believes FFO allocable to common shareholders is a useful performance measure because it is the performance measure that is most directly comparable to net income available to common shareholders.

In the reconciliation of net income available to common shareholders to FFO allocable to common shareholders, the Company makes an adjustment to add back minority interest in earnings of its operating partnership in order to arrive at FFO of its operating partnership. The Company then applies a percentage to FFO of its operating partnership to arrive at FFO allocable to common shareholders. The percentage is computed by taking the weighted average number of common shares outstanding for the period and dividing it by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period.

FFO does not represent cash flows from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating the Company’s operating performance or to cash flow as a measure of liquidity.

Same-Center Net Operating Income

NOI is a supplemental measure of the operating performance of the Company's shopping centers. The Company defines NOI as operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs).

Similar to FFO, the Company computes NOI based on its pro rata share of both consolidated and unconsolidated properties. The Company's definition of NOI may be different than that used by other companies and, accordingly, the Company's NOI may not be comparable to that of other companies. A reconciliation of same-center NOI to net income is located at the end of this earnings release.

Since NOI includes only those revenues and expenses related to the operations of its shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates and operating costs and the impact of those trends on the Company's results of operations. Additionally, there are instances when tenants terminate their leases prior to the scheduled expiration date and pay the Company one-time, lump-sum termination fees. These one-time lease termination fees may distort same-center NOI trends and may result in same-center NOI that is not indicative of the ongoing operations of the Company's shopping center properties. Therefore, the Company believes that presenting same-center NOI, excluding lease termination fees, is useful to investors.

Pro Rata Share of Debt

The Company presents debt based on its pro rata ownership share (including the Company's pro rata share of unconsolidated affiliates and excluding minority investors' share of consolidated properties) because it believes this provides investors a clearer understanding of the Company's total debt obligations which affect the Company's

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CBL Reports Third Quarter Results

November 4, 2008

liquidity. A reconciliation of the Company's pro rata share of debt to the amount of debt on the Company's consolidated balance sheet is located at the end of this earnings release.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

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CBL Reports Third Quarter Results

November 4, 2008

CBL & Associates Properties, Inc.
Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2008	2007	2008	2007

REVENUES:
Minimum rents	$173,231	$155,633	$520,499	$464,753
Percentage rents	3,226	3,506	9,823	11,840
Other rents	4,294	3,580	13,509	11,942
Tenant reimbursements	84,293	83,053	250,111	235,699
Management, development and leasing fees	11,511	1,390	16,933	6,565
Other	5,925	3,837	19,229	15,507

Total revenues	282,480	250,999	830,104	746,306

EXPENSES:
Property operating	48,101	42,014	139,916	123,843
Depreciation and amortization	81,961	58,847	228,641	175,946
Real estate taxes	23,390	24,526	70,994	65,034
Maintenance and repairs	15,215	12,532	47,702	41,826
General and administrative	9,623	8,305	33,268	29,072
Other	5,150	3,647	18,690	12,088

Total expenses	183,440	149,871	539,211	447,809

Income from operations	99,040	101,128	290,893	298,497
Interest and other income	2,225	1,990	7,134	7,618
Interest expense	(77,057)	(72,789)	(233,736)	(207,730)
Loss on extinguishment of debt	__	__	__	(227)
Impairment of marketable securities	(5,778)	__	(5,778)	__
Gain on sales of real estate assets	4,773	4,337	12,122	10,565
Equity in earnings of unconsolidated affiliates	515	1,086	1,308	2,768
Income tax provision	(8,562)	(2,609)	(12,757)	(4,360)
Minority interest in earnings:
Operating partnership	(3,068)	(13,288)	(15,195)	(35,886)
Shopping center properties	(5,498)	(2,121)	(17,949)	(6,418)

Income from continuing operations	6,590	17,734	26,042	64,827
Operating income of discontinued operations	2,174	852	6,357	1,545
Gain on discontinued operations	676	3,957	3,788	3,902

Net income	9,440	22,543	36,187	70,274
Preferred dividends	(5,455)	(5,455)	(16,364)	(24,320)

Net income available to common shareholders	$3,985	$17,088	$19,823	$45,954

Basic per share data:
Income from continuing operations, net of preferred dividends	$0.02	$0.19	$0.15	$0.62
Discontinued operations	0.04	0.07	0.15	0.08

Net income available to common shareholders	$0.06	$0.26	$0.30	$0.70

Weighted average common shares outstanding	66,047	65,343	65,978	65,233

Diluted per share data:
Income from continuing operations, net of preferred dividends	$0.02	$0.19	$0.15	$0.61
Discontinued operations	0.04	0.07	0.15	0.09

Net income available to common shareholders	$0.06	$0.26	$0.30	$0.70

Weighted average common and potential dilutive common shares outstanding	66,209	65,876	66,172	65,900

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CBL Reports Third Quarter Results

November 4, 2008

The Company's calculation of FFO allocable to Company shareholders is as follows:
(in thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,

	2008	2007		2008	2007

Net income available to common shareholders	$3,985		$17,088	$19,823		$45,954
Minority interest in earnings of operating partnership	3,068		13,288	15,195		35,886
Depreciation and amortization expense of:
Consolidated properties	81,961		58,847	228,641		175,946
Unconsolidated affiliates	7,741		3,425	21,112		10,550
Discontinued operations	__		46	2,357		980
Non-real estate assets	(268)		(228)	(770)		(690)
Minority investors' share of depreciation and amortization	(292)		(300)	(943)		190
Gain on discontinued operations	(676)		(3,957)	(3,788)		(3,902)
Income tax provision on disposal of discontinued operations	256		__	1,439		__

Funds from operations of the operating partnership	$95,775		$88,209	$283,066		$264,914

Funds from operations per diluted share	$0.82		$0.76	$2.42		$2.27

Weighted average common and potential dilutive common shares outstanding with operating partnership units fully converted	116,844		116,513	116,807		116,583

Reconciliation of FFO of the operating partnership to FFO allocable to Company shareholders:
Funds from operations of the operating partnership	$95,775		$88,209	$283,066		$264,914
Percentage allocable to Company shareholders (1)	56.60%		56.34%	56.58%		56.28%

Funds from operations allocable to Company shareholders	$54,209		$49,697	$160,159		$149,094

(1)

Represents the weighted average number of common shares outstanding for the period divided by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period. See the reconciliation of shares and operating partnership units on page 9.

SUPPLEMENTAL FFO INFORMATION:

Lease termination fees	$3,338		$156	$9,256		$5,795
Lease termination fees per share	$0.03	$	__	$0.08		$0.05

Straight-line rental income	$899		$1,349	$4,050		$3,733
Straight-line rental income per share	$0.01		$0.01	$0.03		$0.03

Gains on outparcel sales	$6,695		$3,913	$14,243		$11,051
Gains on outparcel sales per share	$0.06		$0.03	$0.12		$0.09

Amortization of acquired above- and below-market leases	$1,677		$2,588	$6,785		$8,280
Amortization of acquired above- and below-market leases per share	$0.01		$0.02	$0.06		$0.07

Amortization of debt premiums	$1,982		$1,949	$5,918		$5,779
Amortization of debt premiums per share	$0.02		$0.02	$0.05		$0.05

Income tax provision	$(8,306)		$(2,609)	$(11,318)		$(4,360)
Income tax provision per share	$(0.07)		$(0.02)	$(0.10)		$(0.04)

Impairment of marketable securities	$(5,778)	$	__	$(5,778)	$	__
Impairment of marketable securities per share	$(0.05)	$	__	$(0.05)	$	__

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CBL Reports Third Quarter Results

November 4, 2008

Same-Center Net Operating Income
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2008	2007	2008	2007

Net income	$9,440	$22,543	$36,187	$70,274

Adjustments:
Depreciation and amortization	81,961	58,847	228,641	175,946
Depreciation and amortization from unconsolidated affiliates	7,741	3,425	21,112	10,550
Depreciation and amortization from discontinued operations	__	46	2,357	980
Minority investors' share of depreciation and amortization in shopping center properties	(292)	(300)	(943)	190
Interest expense	77,057	72,789	233,736	207,730
Interest expense from unconsolidated affiliates	7,038	4,178	20,872	12,576
Minority investors' share of interest expense in shopping center properties	(454)	(472)	(1,357)	(365)
Loss on extinguishment of debt	__	__	__	227
Abandoned projects expense	33	355	2,944	955
Gain on sales of real estate assets	(4,773)	(4,337)	(12,122)	(10,565)
Gain on sales of real estate assets of unconsolidated affiliates	(2,287)	(295)	(2,716)	(1,218)
Impairment of marketable securities	5,778	__	5,778	__
Minority investors' share of gain on sales of shopping center real estate assets	365	621	595	621
Income tax provision	8,562	2,609	12,757	4,360
Minority interest in earnings of operating partnership	3,068	13,288	15,195	35,886
Gain on discontinued operations	(676)	(3,957)	(3,788)	(3,902)

Operating partnership's share of total NOI	192,561	169,340	559,248	504,245
General and administrative expenses	9,623	8,305	33,268	29,072
Management fees and non-property level revenues	(16,328)	(6,707)	(30,869)	(25,751)

Operating partnership's share of property NOI	185,856	170,938	561,647	507,566
NOI of non-comparable centers	(20,179)	(2,587)	(64,830)	(5,683)

Total same-center NOI	$165,677	$168,351	$496,817	$501,883

Malls	$152,498	$152,867	$456,857	$460,437
Associated centers	8,038	8,276	23,896	24,524
Community centers	1,719	1,827	5,036	4,915
Other	3,422	5,381	11,028	12,007

Total same-center NOI	165,677	168,351	496,817	501,883
Less lease termination fees	(3,255)	(157)	(7,824)	(5,795)

Total same-center NOI, excluding lease termination fees	$162,422	$168,194	$488,993	$496,088

Percentage Change:
Malls	-0.2%		-0.8%
Associated centers	-2.9%		-2.6%
Community centers	-5.9%		2.5%
Other	-36.4%		-8.2%

Total same-center NOI	-1.6%		-1.0%

Total same-center NOI, excluding lease termination fees	-3.4%		-1.4%

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CBL Reports Third Quarter Results

November 4, 2008

Company's Share of Consolidated and Unconsolidated Debt
(Dollars in thousands)

		September 30, 2008

		Fixed Rate	Variable Rate	Total

Consolidated debt		$4,499,557	$1,524,192	$6,023,749
Minority investors' share of consolidated debt		(23,743)	(919)	(24,662)
Company's share of unconsolidated affiliates' debt		408,719	121,952	530,671

Company's share of consolidated and unconsolidated debt		$4,884,533	$1,645,225	$6,529,758

Weighted average interest rate		5.79%	4.32%	5.42%

		September 30, 2007

		Fixed Rate	Variable Rate	Total

Consolidated debt		$4,049,524	$1,002,742	$5,052,266
Minority investors' share of consolidated debt		(119,797)	(288)	(120,085)
Company's share of unconsolidated affiliates' debt		219,032	42,074	261,106

Company's share of consolidated and unconsolidated debt		$4,148,759	$1,044,528	$5,193,287

Weighted average interest rate		5.92%	6.33%	6.00%

Debt-To-Total-Market Capitalization Ratio as of September 30, 2008
(In thousands, except stock price)

		Shares Outstanding	Stock Price (1)	Value

Common stock and operating partnership units		116,972	$20.08	$2,348,798
7.75% Series C Cumulative Redeemable Preferred Stock		460	250.00	115,000
7.375% Series D Cumulative Redeemable Preferred Stock		700	250.00	175,000

Total market equity				2,638,798
Company's share of total debt				6,529,758

Total market capitalization				$9,168,556

Debt-to-total-market capitalization ratio				71.2%

(1) Stock price for common stock and operating partnership units equals the closing price of the common stock on September 30, 2008. The stock price for the preferred stock represents the liquidation preference of each respective series of preferred stock.

Reconciliation of Shares and Operating Partnership Units Outstanding
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,

	Basic	Diluted	Basic	Diluted

2008:
Weighted average shares - EPS	66,047	66,209	65,978	66,172
Weighted average operating partnership units	50,635	50,635	50,635	50,635

Weighted average shares- FFO	116,682	116,844	116,613	116,807

2007:
Weighted average shares - EPS	65,343	65,876	65,233	65,900
Weighted average operating partnership units	50,637	50,637	50,683	50,683

Weighted average shares- FFO	115,980	116,513	115,916	116,583

Dividend Payout Ratio	Three Months Ended September 30,		Nine Months Ended September 30,

	2008	2007	2008	2007

Weighted average dividend per share	$0.55047	$0.51031	$1.65141	$1.53225
FFO per diluted, fully converted share	$0.82	$0.76	$2.42	$2.27

Dividend payout ratio	67.2%	67.1%	68.2%	67.5%

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CBL Reports Third Quarter Results

November 4, 2008

Consolidated Balance Sheets
(Unaudited, in thousands except share data)

	September 30, 2008	December 31, 2007

ASSETS
Real estate assets:
Land	$881,218	$917,578
Buildings and improvements	7,400,040	7,263,907

	8,281,258	8,181,485
Accumulated depreciation	(1,269,260)	(1,102,767)

	7,011,998	7,078,718
Held for Sale	120,000	__
Developments in progress	280,953	323,560

Net investment in real estate assets	7,412,951	7,402,278
Cash and cash equivalents	67,485	65,826
Cash in escrow	2,700	__
Receivables:
Tenant, net of allowance	72,766	72,570
Other	12,350	10,257
Mortgage and other notes receivable	49,326	135,137
Investments in unconsolidated affiliates	212,460	142,550
Intangible lease assets and other assets	248,876	276,429

	$8,078,914	$8,105,047

LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgage and other notes payable	$6,023,749	$5,869,318
Accounts payable and accrued liabilities	366,839	394,884

Total liabilities	6,390,588	6,264,202

Commitments and contingencies
Minority interests	851,341	920,297

Shareholders' equity:
Preferred Stock, $.01 par value, 15,000,000 shares authorized:
7.75% Series C Cumulative Redeemable Preferred Stock, 460,000 shares outstanding	5	5
7.375% Series D Cumulative Redeemable Preferred Stock, 700,000 shares outstanding	7	7
Common Stock, $.01 par value, 180,000,000 shares authorized, 66,336,663 and 66,179,747 issued and outstanding in 2008 and 2007, respectively	663	662
Additional paid-in capital	1,000,849	990,048
Accumulated other comprehensive loss	(5,855)	(20)
Accumulated deficit	(158,684)	(70,154)

Total shareholders' equity	836,985	920,548

	$8,078,914	$8,105,047

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